                                                                    Exhibit 99.C

                                    AMENDMENT
                                       OF
                           SERVICES & OPTION AGREEMENT


This Agreement is between W. Gary Suttle ("Suttle"), Monument Investors Limited Partnership ("Monument") as successor to Caroline S. Bartol and the estate of John G. Bartol ("Bartols"), and Rockford Corporation, an Arizona corporation ("Rockford"). Suttle, Monument, and Rockford agree as follows:

1        RECITALS.

     1.1 Rockford Business. Rockford manufactures and distributes high quality car and professional audio products under various brand names including "Rockford-Fosgate", "Hafler Professional", "Rockford Acoustic Designs", and "Connecting Punch".

     1.2 Prior Agreement. Suttle, Bartols, and Rockford were parties to a Services and Option Agreement, and Suttle, Monument and Rockford are parties to the Amendment and Renewal of Services and Option Agreement effective as of August 1, 1995 (the "Prior Agreement") under which Suttle holds options to purchase up to 185,000 shares of Rockford common stock from Monument (the "Prior Options"). Bartols assigned their shares of Rockford to Monument and Monument has assumed Bartols' obligations under the Prior Agreement and Prior Options. The Prior Agreement was for the period August 1, 1992, through August 1, 1995.

     1.3 Monument's Ownership. Monument, an Arizona limited partnership formed for the benefit of members of the Bartols' family (the "Family"), owns a majority of the issued and outstanding shares of Rockford common stock. Monument together with the Family will own 35.45% of Rockford's fully diluted stock issue assuming (a) conversion of all of the outstanding Rockford debentures, (b) exercise of all outstanding Rockford stock options and warrants (including the Prior Options), and (c) vesting of all "stock grants" outstanding prior to the date of this Agreement.

     1.4 Suttle Services to Rockford. Suttle has made himself available to perform certain services under the Contract between Grisanti, Galef & Goldress, Inc. ("3G") and Rockford (the "Contract"), a copy of which is attached as Exhibit A.

     1.5 Stock Option. Monument desires to amend and extend the Prior Options as consideration for (1) Suttle's agreement to provide services to Rockford under the Contract and (2) Suttle's undertaking of the obligations provided in this Agreement.

     1.6 Rockford Participation. Rockford is a party to this Agreement in order to consent to the grant of the option, to permit it to enforce Suttle's obligations under this Agreement, and to permit it to withhold shares purchased by Suttle for the purpose of paying any required withholding taxes.

2        SUTTLE SERVICES.

         2.1 Suttle Services. Suttle will serve as Director, President and CEO of Rockford (or in another capacity agreed by Suttle, Monument, and Rockford) on a "full time" basis pursuant to the terms of the Employment Agreement. In consideration of such services, the parties agree that (1) all references in the Prior Agreement to the Contract will, beginning on the date of this Amendment, be deemed to refer in addition to the Employment Agreement and (2) the requirements in the Prior Agreement that Suttle provide services to Rockford under the Contract will be satisfied by Suttle's providing of service to Rockford under the Employment Agreement.

         2.2 Definition of "Full Time". "full time" means that Suttle will devote four out of five business days (averaged in each month) to his services for Rockford including work at Rockford's headquarters, work for Rockford in the field, and travel time on Rockford's behalf. Periods of vacation and sick leave permitted under this Agreement do not count in determining whether Suttle has worked "full time".

         2.3 Service to 3 G and its Clients. Suttle is a "partners" in, and plans to continue his affiliation with, 3G. Suttle will not take on any Interim Management assignments for 3G. Subject to the non-competition obligation established in this Agreement and the time limitation set forth above, Suttle may (a) perform advisory and assessment services on behalf of 3G for its clients, (b) continue as a director of Image Carpets, and
                  (c) advise former clients who seek his advise.

         2.4 Executive Secretary. Suttle will employ (at Rockford's expense) a Confidential or Executive Secretary to assist him in the performance of his duties for Rockford.

         2.5 Suttle Compensation and Benefits. Suttle will be compensated exclusively by 3G for his services to Rockford and will not receive compensation directly from Rockford. Suttle will not participate in any Rockford employee benefit plans except as otherwise agreed by Rockford and Suttle, but may take reasonable vacations (consistent with the needs of Rockford" business) and sick leaves (when he is actually incapacitated). Suttle acknowledges that Rockford is paying compensation directly to 3G pursuant to the Contract.

         2.6 Indemnification. Suttle will be indemnified and held harmless by Rockford from any damages, costs, and expenses resulting from his services to Rockford. Neither Monument nor the Family will have any responsibility for such indemnification and Suttle will look solely to Rockford under the Contract if he has any claim for indemnification.


3 OPTION AMENDMENT. Monument amends and extends the Prior Option so that Suttle has the right to purchase up to 185,000 shares of Rockford common stock at the following prices during the following terms:

                  Price                                                Term
                  -----                                                ----
         $1.59 per share                                               on or before August 1, 1995
         $1.95 per share                                               on or before August 1, 1999
         $3.00 per share                                               on or before August 1, 2002

This amends to Prior Option by adding the right to purchase shares during the period after August 1, 1999, and before August 1, 2002. The Prior Option as amended is referred to in this Agreement as the "Option".

         3.1 Qualification to Purchase. In order to exercise the Option (a) Suttle must be an "accredited investor" on the dates of exercise and must give investment representation reasonably satisfactory to Monument and Rockford or (b) Suttle must provide other evidence reasonably satisfactory to Rockford that a proposed exercise is exempt from registration under, and otherwise complies with, applicable federal and state securities laws.

         3.2 Vesting and Exercise. The prior Option provided a vesting period before Suttle was permitted to exercise. The vesting period was completed on August 1, 1995, and Suttle may exercise the Option at any time before expiration.

         3.3 Expiration. The Option expires and may not be exercise after the earliest of the following dates:

                  (a)      August 1, 2002,

                  (b) 24 months after the day Rockford common stock becomes publicly traded,

                  (c) 24 months after the day Rockford is merged into or acquired by any publicly owned corporation and Rockford common stock is exchanged for securities that are publicly traded,

                  (d)      150 days after Suttle's death, or

                  (e) upon any attempted or purported assignment of the Options other than an assignment to a trust for the benefit of Suttle or members of his family.

         3.4 Adjustment of Number of Shares. The number of shares subject to the Option, will be adjusted upwards or downwards to reflect all stock dividends, stock splits, reverse splits, mergers, consolidations, recapitalizations and corporate adjustments effected by Rockford between the date of this Agreement and the date of any option exercise.

         3.5 Notice of Exercise and Payment for Shares. Suttle must give Monument and Rockford written notice of his intention to exercise the Option not less than 10 nor more than 90 days before the date on which he intends to exercise his options (the

                  "Exercise Date" or "Closing Date"). The notice must state the Closing Date and the number of shares to be purchased. the notice creates a binding obligation on Suttle to purchase the specified number of shares on the Closing Date. Monument must deliver the shares, and Suttle must pay for them in cash, on the Closing Date.

         3.6 Taxes and Cancellation of Shares. Suttle acknowledges that, as an independent contractor, upon exercise of the options he may become subject to (and is solely responsible for) payment of tax on the excess of the fair market value of the shares purchased over the option exercise price. Rockford may become entitled to a deduction in the same amount pursuant to provision of the Internal Revenue Code of 1986 and Internal Revenue Service ("IRS") regulations thereunder (the "Code") that attribute to Rockford the options granted by Monument. Rockford may elect to cancel (from the shares presented by Monument for transfer to Suttle pursuant to an option exercise) up to that percentage of shares that is equal to the maximum marginal rate of taxes Suttle would be required by the Code to pay to the IRS upon exercise of the options; Rockford will then pay the fair market value of any canceled shares to the IRS for Suttle's account. At the time of any exercise Suttle may pay the cash value attributed to the canceled shares to Rockford and Rockford will then transfer to Suttle all the shares presented for transfer. Rockford will make an election to cancel shares only upon advise of its professional advisors that such action is necessary to protect its deduction (and then only in the amount required by the Code); such an election will not constitute an admission by either Suttle or Rockford that Suttle is an employee of Rockford and Suttle will at all times be an independent contractor to Rockford.

4 ELECTION OF DIRECTORS. Monument and Suttle will vote as Directors and shareholders of Rockford (to the extent they are OR become Directors or shareholders) so as to set the number of Directors at 5 and to elect John
      P. Lloyd, Nicholas Bartol, Caroline S. Bartol, Glen J. Carrio, and Suttle to serve as Directors (or such other number of directors and candidates as they agree upon).



5 OWNERSHIP OF WORKS. All ideas, artworks, compositions, conceptions, and materials ('Works") prepared by Suttle during the term of his engagement for Rockford, pursuant to this Agreement and the Contract, and usable in Rockford's business will be the property of Rockford. Suttle assigns to Rockford all of Suttle's right, copyright, title and interest in such Works. Suttle will not use, or transfer to others, any Works other than in connection with Rockford's business or with Rockford's written consent; provided that Rockford grants Suttle a non-exclusive right to use the Works personally in any activity that is not competitive with Rockford.

6 CONFIDENTIAL INFORMATION. During and after the term of Suttle's engagement pursuant to this Agreement and the Contract, Suttle will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any trade secrets or other proprietary or confidential information of Rockford or about its business ("Confidential Information'). Suttle will not, during or after the term of this Agreement, use (either alone or with others), disclose to any person, or encourage anyone else to disclose, any Confidential Information except within the scope of Suttle's duties and responsibilities for Rockford or with, Rockford's consent.

7 RETURN OF ROCKFORD DOCUMENTS. Upon termination of Suttle's engagement pursuant to this Agreement and the Contract, Suttle will return to Rockford all records and documents of or pertaining to Rockford (including, but not limited to, customer, distributor, and supplier lists, names, or addresses) and will not make, retain, or give to any other person any copy or extract of any such record or document. "Record" includes, but is not limited to, information stored on computer.

8 NON-COMPETE AND SOLICITATION. During the term of Suttle's engagement for Rockford pursuant to this Agreement and the Contract, and for 2 years thereafter, Suttle will not engage in, plan for, organize, work for, acquire an ownership interest in, or assist, directly or indirectly, any business that competes with Rockford in the United States or elsewhere. During and after the term of Suttle's engagement for Rockford pursuant to this Agreement and the Contract, Suttle will not solicit, or assist others to solicit, any customers, distributors, suppliers, or employees of Rockford who did business or agreed to do business with Rockford at any time before or during the term of Suttle's engagement for Rockford pursuant to this Agreement and the Contract.

If this section is deemed unreasonable as to time or scope by any court or arbitrator, then such court or arbitrator is directed to modify this section as to time or scope, or both, so that this section is reasonable and to then enforce this section as modified. Suttle acknowledges and agrees that the market for Rockford's product is limited and international in scope, so that any competitive activities in violation of this section would cause -material harm to Rockford and Monument.



9 ACTIONS. Suttle acknowledges that it would be difficult to determine damages, and Rockford and Monument will not have an adequate remedy at law, if Suttle breaches this Agreement. Accordingly, if Suttle breaches this Agreement, Rockford or Monument may seek injunctive relief to enforce this Agreement. Nothing in this section limits or excludes any and all other rights, including rights to money damages, granted to Rockford or Monument in law or equity,

10 SEVERABILITY. If any section of this Agreement is deemed unreasonable by a court or arbitrator, that section is severable from the remainder of this Agreement, which is to be enforced according to its terms irrespective of the enforceability of the unreasonable section SO long AS enforcement is consistent with the general intent of the parties as evidenced by this Agreement taken as a whole.

11 NON-ASSIGNABILITY. Suttle's obligations and rights under this Agreement are not assignable. Suttle's options are exercisable only by Suttle or by the personal representative of his estate. Any attempted or purported assignment of Suttle's obligations oR rights under this Agreement is a material breach and will result in the immediate termination of the Option.

12 ESCROW OF SHARES. Upon request by Suttle, Monument will place in escrow with a mutually acceptable third party selected by Monument (and pursuant to documentation approved by Monument and Suttle) a certificate for not less than 185,000 shares of Rockford common stock, with four or more signed stock powers attached, and instructions to deliver to Suttle up to 185,000 shares upon proper exercise of Ms options and payment of the option price to Monument.

13 CONFLICTS WITH CONTRACT. If there is a conflict between this Agreement and the Contract, this Agreement will regulate the relations between Monument and Suttle and the Contract will regulate the dealings between Rockford and 3G.

14 NOTICES. Notices under this Agreement are effective upon delivery or three days after mailing, certified or registered mail, return receipt requested, to the addresses stated on the signature page of this Agreement (which may be changed by notice).

15 INTEGRATION AND AMENDMENT. This Agreement is the entire agreement of the parties with respect to the grant of the Option and may be amended only by a written document signed by all the parties.

16 GOVERNING LAW. Arizona law will govern this Agreement and any disputes arising out of or related in any way to this Agreement.

17 ATTORNEYS' FEES. In any proceeding arising out of or related to this Agreement, the prevailing party is entitled to reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding.

18 ARBITRATION. Disputes not resolved by the parties and arising out of or related in any way to this Agreement will be submitted to binding arbitration in metropolitan Phoenix, Arizona, before a single arbitrator or, if the parties cannot agree upon a single arbitrator, before a panel of three arbitrators, one selected by each party (within 10 days after notice of a dispute and failure to agree upon a single arbitrator) and a third appointed by the arbitrators selected by the parties. The selection of arbitrators and all arbitration proceedings will be in accordance with the rules of the American Arbitration Association, as amended to the date of the proceedings, and judgment upon the award may be entered in any court having jurisdiction. The arbitrators will render a decision within 30 days after their appointment and may award the costs of arbitration as they see fit.

19 EXECUTION AND EFFECTIVE DATE This Agreement is executed _______1995, and is effective as of August 1, 1995.

                                       /s/
                                       -----------------------------------------
                                             W. Gary Suttle
                                             Address:      648 S. River Dr.
                                                           Tempe, AZ 85281



                                       Monument Investors Limited Partnership



                                       By   /s/
                                         ---------------------------------------
                                               Nicholas Bartol, General Partner
                                               Address:    239 Cove Drive
                                                           Coppell, TX  75019



                                     Rockford Corporation



                                       By   /s/
                                         ---------------------------------------
                                               Glen J. Carrio, Chairman
                                               Address:    648 South River Drive
                                                           Tempe, AZ 852